News Release	Exhibit 99.1

International Game Technology Reports Fourth Quarter and Fiscal Year 2010 Results

Fiscal 2010 Highlights (compared to last year)
ª Consolidated gross profit margin increased 100 bps to 56%
ª Global operating income increased 28% to $433 million
ª Consolidated operating margin increased 600 bps to 22%
ª International revenues increased 21% to $559 million

(LAS VEGAS – November 9, 2010) – International Game Technology (NYSE: IGT) announced today operating results for the fourth quarter and fiscal year ended September 30, 2010.  For the fiscal year ended September 30, 2010, income from continuing operations was $224 million or $0.75 per share versus $153 million or $0.52 per share for the prior year.  Income from continuing operations for the fourth quarter was $26 million or $0.09 per share versus loss from continuing operations of $10 million or $0.04 per share in the prior year quarter.

“In fiscal year 2010, we continued to have relatively strong financial performance in an economy that remains weakened.  More importantly, we set the company on a course to achieve greater financial and operational performance in the future.  We improved margins, generated more cash and improved our balance sheet versus last year,” said CEO Patti Hart.  “Moving forward, we plan to continue to improve on our metrics while increasing our emphasis on top-line growth, international expansion and leading the industry technologically as gaming transforms around the globe.”

Fourth quarter adjusted income from continuing operations was $53 million or $0.18 per share for fiscal 2010 and $54 million or $0.18 per share for fiscal 2009.  For the year ended September 30, 2010, adjusted income from continuing operations was $253 million or $0.85 per share and $223 million or $0.76 per share for fiscal 2009.  The current quarter was impacted by $0.09 per share, primarily related to non-cash charges of $21 million for investment losses due to changes in our agreements with China LotSynergy Holdings Limited and $11 million for impairment on Alabama and DigiDeal assets.  The prior year quarter included non-cash losses on investments and other assets of $78 million related to Walker Digital Gaming, Inc. and $13 million related to Las Vegas Gaming International, as well as $5 million of restructuring charges, collectively $0.22 per share.  A reconciliation of our GAAP results to adjusted non-GAAP results is included in the supplemental schedules at the end of this press release.

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Fourth quarter net income, including discontinued operations related to the closure of our Japan operations and the divestiture of DigiDeal, totaled $20 million or $0.07 per share versus net loss of $29 million or $0.10 per share for the same quarter last year.  For the fiscal year ended September 30, 2010, net income totaled $186 million or $0.62 per share compared to $127 million or $0.43 per share in fiscal 2009.

Consolidated Operations

Consolidated revenues for the fourth quarter were $496 million, of which 54% was generated from gaming operations and 46% from product sales, compared to $512 million for the same quarter last year.  For the fiscal year ended September 30, 2010, consolidated revenues were $2.0 billion compared to $2.1 billion in the prior year.  Consolidated gross profit for the fourth quarter was $277 million compared to $290 million in the prior year quarter.  Consolidated gross profit for the fiscal year was $1.1 billion for both 2010 and 2009.  Consolidated gross margins for the fourth quarter were 56%, down 100 basis points compared to the same quarter last year.  For the year ended September 30, 2010, consolidated gross margins increased 100 basis points to 56% compared to fiscal 2009, primarily due to improved operational efficiencies in gaming operations.

Operating income for the fourth quarter was $103 million compared to $33 million in the prior year quarter.  For the year ended September 30, 2010, operating income was $433 million compared to $338 million in the prior year.  Operating income margin for the fourth quarter was 21% compared to 6% in the same quarter last year, largely due to lower impairment losses.  For fiscal year 2010 operating income margin improved 600 basis points to 22% compared to fiscal 2009, largely due to cost savings initiatives.  On an adjusted basis, operating income margin for fiscal 2010 was 25% compared to 23% last year.

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Gaming Operations
Fourth quarter gaming operations revenues declined 5% to $268 million and fiscal year revenues declined 6% to $1.1 billion compared to the prior year periods.  Both periods declined primarily due to a lower installed base and the continued shift toward lower-yielding machines.

Fourth quarter gaming operations gross profit totaled $156 million compared to $170 million for the same quarter last year. For the year ended September 30, 2010, gross profit from gaming operations totaled $663 million compared to $679 million in the prior year.

For the current quarter, gross margins on gaming operations declined to 58% compared to 60% for the same quarter last year, primarily due to fixed costs spread over a smaller installed base.  For the year ended September 30, 2010, gross margins on gaming operations increased to 60% compared to 58% in the prior year, primarily due to lower operating costs, most significantly depreciation, jackpot expense and royalties.

As of September 30, 2010, IGT’s gaming operations installed base totaled 57,000 units, a decrease of 1,800 units from the prior sequential quarter and 4,300 units over the prior year.  North America decreases, largely attributable to the closure of certain charitable bingo facilities in Alabama, were partially offset by increases internationally.  As of September 30, 2010, approximately 82% of our installed base was comprised of variable fee games, which earn a percentage of machine play levels rather than a fixed daily fee, compared to approximately 85% as of the end of fiscal 2009.

Product Sales
Fourth quarter revenues from product sales declined 1% to $228 million and for the year ended September 30, 2010, revenues declined 4% to $886 million compared to the same periods last year.  Both periods were affected by fewer new openings in North America, partially offset by improved sales internationally.  International revenues increased 14% for the quarter, primarily due to improved sales in South America, and 27% for the year, primarily due to higher unit volume.

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Fourth quarter gross profit from product sales totaled $121 million, flat compared to the same quarter last year. For the year ended September 30, 2010, gross profit from product sales totaled $458 million compared to $470 million in the prior year.  Consolidated gross margin on product sales was 53% for the fourth quarter compared to 52% last year, and 52% for the full year compared to 51% in the prior year.

Deferred revenue decreased $2 million during the quarter to $90 million at September 30, 2010.  The adoption of revenue recognition accounting standards related to certain software-enabled products and multi-element arrangements as of the beginning of fiscal 2010 resulted in the recognition of $8 million in current quarter revenues which would have been recognized in different periods under the prior guidance.

Operating Expenses and Other Income/Expense
Fourth quarter operating expenses decreased to $174 million or 35% of revenues compared to $257 million or 50% of revenues in the prior year quarter.    For the full year, operating expenses decreased to $687 million or 35% of revenues compared to $810 million or 39% of revenues in fiscal 2009.  Quarterly adjusted operating expenses decreased slightly to $164 million from the prior year quarter.  For the full year, adjusted operating expenses decreased 7% to $615 million or 31% of revenues.  Adjusted non-GAAP operating expenses, as reconciled in a supplemental schedule at the end of this release, exclude non-cash impairment and losses on other assets, restructuring costs, and bad debt provisions.

Other expense, net, in the fourth quarter totaled $44 million compared to $47 million in the prior year quarter.  The decrease was attributable to reduced interest expense on lower borrowings, partially offset by increased investment losses.  Interest expense included incremental non-cash charges of $7 million in the current quarter and $12 million in the prior year quarter, as a result of accounting guidance adopted at the beginning of fiscal 2010 that requires convertible debt interest to be calculated using a rate for similar non-convertible instruments.  Other expense, net, for the full year totaled $120 million compared to $119 million in the prior year.

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Cash Flows and Balance Sheet
For the fiscal year ended September 30, 2010, IGT generated $591 million in cash from operations on net income of $186 million compared to $548 million on net income of $127 million in the prior year.

Working capital increased to $620 million at September 30, 2010 compared to $609 million at September 30, 2009. As of September 30, 2010, cash equivalents and short-term investments (inclusive of restricted amounts) totaled $249 million and contractual debt obligations totaled $1.8 billion, with $1.4 billion of available capacity on our $1.5 billion credit facility.

The company’s 3.25% convertible notes and warrants were excluded from diluted shares outstanding for the period ended September 30, 2010, because the conversion price and exercise price exceeded the average market price of our common stock.

Additional Information
References to per share amounts in this release are based on diluted shares of our common stock, unless otherwise specified.

All periods presented have been adjusted for the retrospective application of accounting standards adopted at the beginning of fiscal 2010 primarily related to the separation of liability and equity elements of our convertible debt, as well as the reclassification of Japan and DigiDeal discontinued operations.  The retrospective adjustments, outlined in a supplemental schedule at the end of this release, impacted interest expense, earnings per share, long-term debt, and stockholders’ equity.

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Earnings Conference Call
As previously announced on October 19, 2010, IGT will host a conference call regarding its Fourth Quarter and Fiscal Year 2010 earnings release on Tuesday, November 9, 2010 at 2:00 p.m. (Pacific Time).  The access numbers are as follows:
Domestic callers dial 888-843-9209, passcode IGT
International callers dial 312-470-7145, passcode IGT

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at our website http://www.IGT.com/InvestorRelations.  If you are unable to participate during the live webcast, the call will be archived until Tuesday, November 16, 2010 at http://www.IGT.com/InvestorRelations.

Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 4:00 p.m. (Pacific Time) on Tuesday, November 9, 2010.  This replay will run through Tuesday, November 16, 2010.  The access numbers are as follows:
Domestic callers dial 866-467-2403
International callers dial 203-369-1442

This press release contains forward-looking statements that involve risks and uncertainties.  These statements include our expected future financial and operational performance, our strategic and operational plans, and statements about the potential effects of the purchased note hedges and sold warrant transactions.  Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance.  The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, general economic conditions and changes in economic conditions affecting the casino industry; changes in interest rates affecting our jackpot liability expense; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our games; changes in laws or regulations affecting our business; our ability to develop and introduce new products and their acceptance by our customers; risks related to our international operations and the additional risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2009 filed with the SEC on December 2, 2009 and updated by our Current Report on Form 8-K filed with the SEC on June 3, 2010 and our Quarterly Report on Form 10-Q for our third quarter of fiscal 2010 filed with the SEC on August 12, 2010, and available on the SEC website at www.sec.gov and on our investor relations website at www.IGT.com/InvestorRelations.  Additional information will also be set forth in our Annual Report on Form 10-K for fiscal 2010, which we expect to file with the SEC in the fourth quarter of calendar 2010.  All information provided in this release is as of November 9, 2010, and IGT undertakes no duty to update this information.

About IGT
International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products worldwide.  More information about IGT is available at www.IGT.com.

Contact:
Matt Moyer
Vice President, Investor Relations
+1 866-296-4232

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended September 30,		Years Ended September 30,
	2010	2009	2010	2009
(In millions, except per share amounts)

Revenues
Gaming operations	$268.0	$282.3	$1,101.0	$1,167.0
Product sales	228.0	230.0	886.2	924.6
Total revenues	496.0	512.3	1,987.2	2,091.6

Costs and operating expenses
Cost of gaming operations	112.1	112.8	438.2	488.4
Cost of product sales	107.1	109.3	428.4	455.0
Selling, general and administrative	91.1	101.6	343.8	414.8
Research and development	52.7	51.5	200.1	204.1
Depreciation and amortization	18.7	20.9	75.0	79.3
Restructuring	1.1	5.2	4.7	33.9
Impairment and loss on other assets	10.6	78.0	63.7	78.0
Total costs and operating expenses	393.4	479.3	1,553.9	1,753.5

Operating income	102.6	33.0	433.3	338.1

Other income (expense)
Interest income	14.6	15.5	61.2	61.8
Interest expense	(36.9)	(48.4)	(161.7)	(159.2)
Other	(22.0)	(13.7)	(19.8)	(21.4)
Total other income (expense)	(44.3)	(46.6)	(120.3)	(118.8)

Income from continuing operations before tax	58.3	(13.6)	313.0	219.3
Income tax provision (benefit)	32.5	(3.5)	88.7	66.8

Income from continuing operations	25.8	(10.1)	224.3	152.5
Loss from discontinued operations, net of tax	(5.9)	(18.5)	(38.3)	(25.7)
Net income	$19.9	$(28.6)	$186.0	$126.8

Basic earnings per share
Continuing operations	$0.09	$(0.04)	$0.75	$0.52
Discontinued operations	(0.02)	(0.06)	(0.13)	(0.09)
Net income	$0.07	$(0.10)	$0.62	$0.43

Diluted earnings per share
Continuing operations	$0.09	$(0.04)	$0.75	$0.52
Discontinued operations	(0.02)	(0.06)	(0.13)	(0.09)
Net income	$0.07	$(0.10)	$0.62	$0.43

Weighted average shares outstanding
Basic	297.1	294.5	296.3	293.8
Diluted	298.0	294.5	297.8	294.0

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Unaudited Condensed Consolidated Balance Sheets

	September 30,
	2010	2009
(In millions)

Assets
Current assets
Cash and equivalents	$158.4	$146.7
Investment securities	-	21.3
Restricted cash and investments	90.5	79.4
Jackpot annuity investments	65.1	67.2
Receivables, net	474.4	489.1
Inventories	97.6	157.8
Other assets and deferred costs	316.4	272.2
Total current assets	1,202.4	1,233.7
Property, plant and equipment, net	586.7	558.8
Jackpot annuity investments	360.8	396.9
Notes and contracts receivable, net	171.9	249.4
Goodwill and other intangibles, net	1,353.7	1,410.7
Other assets and deferred costs	331.5	478.6
Total Assets	$4,007.0	$4,328.1

Liabilities and Stockholders' Equity
Current liabilities
Short-term debt	$-	$5.3
Accounts payable	84.6	90.5
Jackpot liabilities, current portion	179.1	155.5
Accrued income taxes	1.8	9.4
Dividends payable	17.9	17.8
Other accrued liabilities	298.9	346.0
Total current liabilities	582.3	624.5
Long-term debt	1,674.3	2,014.7
Jackpot liabilities	391.8	432.6
Other liabilities	124.3	192.7
Total Liabilities	2,772.7	3,264.5

Total Equity	1,234.3	1,063.6

Total Liabilities and Stockholders' Equity	$4,007.0	$4,328.1

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Years Ended
	September 30,
	2010	2009
(In millions)

Operating
Net income	$186.0	$126.8
Depreciation and amortization	236.8	276.8
Impairment and loss on other assets	73.2	78.0
Other non-cash items	124.4	132.5
Changes in operating assets and liabilities:
Receivables	34.4	8.1
Inventories	51.8	55.6
Other assets and deferred costs	74.1	1.0
Income taxes	(83.3)	(48.3)
Accounts payable and accrued liabilities	(62.0)	6.8
Jackpot liabilities	(44.4)	(89.4)
Net operating cash flows	591.0	547.9

Investing
Capital expenditures	(240.2)	(257.4)
Jackpot annuity investments, net	63.0	54.3
Changes in restricted cash	(11.1)	29.0
Loans receivable, net	7.5	(100.3)
Other	63.1	(14.0)
Net investing cash flows	(117.7)	(288.4)

Financing
Debt related proceeds (payments), net	(415.3)	(273.5)
Employee stock plans	24.5	13.6
Dividends paid	(71.3)	(121.3)
Net financing cash flows	(462.1)	(381.2)

Foreign exchange rates effect on cash	0.5	2.0

Net change in cash and equivalents	11.7	(119.7)

Beginning cash and equivalents	146.7	266.4

Ending cash and equivalents	$158.4	$146.7

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Unaudited Supplemental Data

Unaudited Supplemental Data (continued)

Revenue Metrics	Quarters Ended		Years Ended
	September 30,		September 30,
	2010	2009	2010	2009
In millions, unless otherwise noted

Gaming Operations

Revenues	$268.0	$282.3	$1,101.0	$1,167.0
North America	228.3	239.2	933.0	1,012.0
International	39.7	43.1	168.0	155.0

Gross margin	58%	60%	60%	58%
North America	57%	58%	58%	57%
International	67%	72%	72%	65%

Installed base ('000)	57.0	61.3	57.0	61.3
North America	40.9	45.4	40.9	45.4
International	16.1	15.9	16.1	15.9

Average revenue per unit per day	$50.86	$50.71	$51.10	$51.64

Product Sales

Revenues, total	$228.0	$230.0	$886.2	$924.6
North America	111.9	127.8	495.4	617.4
International	116.1	102.2	390.8	307.2
Machines	$139.2	$132.0	$556.9	$578.9
North America	46.9	67.9	268.2	376.9
International	92.3	64.1	288.7	202.0
Non-machine	$88.8	$98.0	$329.3	$345.7
North America	65.0	59.9	227.2	240.5
International	23.8	38.1	102.1	105.2

Gross margin	53%	52%	52%	51%
North America	51%	50%	52%	51%
International	55%	55%	51%	51%

Units recognized ('000)	11.0	11.3	43.2	49.7
North America	3.3	4.2	18.6	25.8
International	7.7	7.1	24.6	23.9

Units shipped* ('000)	11.5	14.8	41.2	52.4
North America	3.9	6.1	18.1	26.4
New	1.7	2.3	5.7	15.6
Replacement	2.2	3.8	12.4	10.8
International	7.6	8.7	23.1	26.0
New	2.9	3.1	7.7	6.9
Replacement	4.7	5.6	15.4	19.1
* includes units where revenue was deferred to future periods

Average revenue per unit ('000)	20.7	20.4	20.5	18.6
North America	33.9	30.4	26.6	23.9
International	15.1	14.4	15.9	12.9

Average machine sales price ('000)	$12.7	$11.7	$12.9	$11.7
North America	14.2	16.2	14.4	14.6
International	12.0	9.0	11.7	8.5

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Unaudited Supplemental Data (continued)

	Quarters Ended		Years Ended
Reconciliation of Income from Continuing Operations	September 30,		September 30,
To Adjusted Income from Continuing Operations	2010	2009	2010	2009
(In millions, except per share amounts)

Income from continuing operations	$25.8	$(10.1)	$224.3	$152.5
Significant items affecting comparability:
Restructuring	1.1	5.2	4.7	33.9
Debt refinancing/repurchase gains	-	-	4.0	4.9
Impairment and loss on other assets	10.6	78.0	63.7	78.0
Investment losses	20.5	13.6	20.2	15.7
Total items before tax	32.2	96.8	92.6	132.5
Tax effect *	(4.9)	(32.9)	(27.6)	(45.1)

Certain discrete tax items (benefits)	-	-	(36.7)	(17.1)
Total items after tax	27.3	63.9	28.3	70.3

Adjusted income from continuing operations	$53.1	$53.8	$252.6	$222.8
Adjusted diluted earnings per share	$0.18	$0.18	$0.85	$0.76

* at core tax rate before discrete items and amounts not subject to tax: 39.4% for fiscal 2010 periods and 38.7% for fiscal 2009 periods

Adjusted income from continuing operations is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. Adjusted income from continuing operations should not be construed as an alternative to income from continuing operations as an indicator of our operating performance as determined in accordance with generally accepted accounting principles. All companies do not calculate adjusted income from continuing operations in the same manner and IGT's presentation may not be comparable to those presented by other companies.

	Quarters Ended		Years Ended
Reconciliation of Operating Expenses	September 30,		September 30,
To Adjusted Operating Expenses, Income, and Margin	2010	2009	2010	2009
(In millions)
Operating expenses	$174.2	$257.2	$687.3	$810.1
Less impairment and loss on other assets	(10.6)	(78.0)	(63.7)	(78.0)
Less restructuring	(1.1)	(5.2)	(4.7)	(33.9)
Debt refinancing	-	-	-	(1.8)
Less bad debt	1.9	(9.0)	(4.3)	(34.3)
Adjusted operating expenses	$164.4	$165.0	$614.6	$662.1
Adjusted percent of revenues	33%	32%	31%	32%

Adjusted operating income	$112.4	$125.2	$506.0	$486.1
Adjusted operating margin	23%	24%	25%	23%

Adjusted operating expenses, adjusted operating income, and adjusted operating margin are supplemental non-GAAP financial measures commonly used by management and industry analysts to evaluate our operating performance. Adjusted operating income is the result of total revenues less cost of gaming operations, cost of product sales, and adjusted operating expenses. Adjusted operating margin is a measure of adjusted operating income as a percentage of total revenues. These adjusted measures should not be construed as an alternative to operating expenses, operating income, and operating margin as indicators of our operating performance determined in accordance with generally accepted accounting principles. All companies do not calculate adjusted operating expenses, adjusted operating income, and adjusted operating margin in the same manner and IGT's presentation may not be comparable to those presented by other companies.

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Unaudited Supplemental Data (continued)

	Quarters Ended		Years Ended
Reconciliation of Income from Continuing Operations	September 30,		September 30,
to Adjusted EBITDA	2010	2009	2010	2009
(In millions)

Income from continuing operations	$25.8	$(10.1)	$224.3	$152.5
Other (income) expense, net	44.3	46.6	120.3	118.8
Income tax provision (benefit)	32.5	(3.5)	88.7	66.8
Depreciation and amortization	57.3	64.1	234.3	269.0
Other charges:
Share-based compensation (excluding restructuring adjustment)	10.2	9.6	41.4	42.4
Restructuring	1.1	5.2	4.7	33.9
Impairment and loss on other assets	10.6	78.0	63.7	78.0
Adjusted EBITDA	$181.8	$189.9	$777.4	$761.4

Adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization, other income/expense, net, and other charges as noted in the table above) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

	Years Ended
	September 30,
Reconciliation of Cash from Operations to Free Cash Flow	2010	2009
(In millions)

Cash from operations	$591.0	$547.9
Investment in property, plant and equipment	(19.5)	(37.7)
Investment in gaming operations equipment	(217.6)	(180.8)
Investment in intellectual property	(3.1)	(38.9)
Free Cash Flow before dividends	350.8	290.5
Dividends paid	(71.3)	(121.3)
Free Cash Flow	$279.5	$169.2

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Unaudited Supplemental Data (continued)

Retrospective Application of Accounting Standards Adopted At the Beginning of Fiscal 2010
(including certain reclassifications for discontinued operations)

		Retrospective Adjustments			Discontinued
	As Originally Reported	Convertible Debt	Non-controlling interest	Participating Securities	Operations Reclass	As Currently Reported
(In millions except EPS)

INCOME STATEMENTS

Three Months Ended September 30, 2009
Interest expense	$(36.8)	$(11.6)	$-	$-	$-	$(48.4)
Loss from continuing operations before tax	(7.5)	(11.6)	-	-	5.5	(13.6)
Income tax provision (benefit)	13.8	(4.3)	-	-	(13.0)	(3.5)
Discontinued operations	-	-	-	-	(18.5)	(18.5)
Net loss	(21.3)	(7.3)	-	-	-	(28.6)

Basic EPS	$(0.07)	$(0.03)	-	-	-	$(0.10)
Diluted EPS	$(0.07)	$(0.03)	-	-	-	$(0.10)

Year Ended September 30, 2009
Interest expense	$(129.4)	$(29.9)	$-	$-	$0.1	$(159.2)
Debt repurchase gain	6.5	(5.2)	-	-	-	1.3
Income from continuing operations before tax	238.0	(35.1)	-	-	16.4	219.3
Income tax provision	89.0	(12.9)	-	-	(9.3)	66.8
Discontinued operations	-	-			(25.7)	(25.7)
Net income	149.0	(22.2)	-	-	-	126.8

Basic EPS	$0.51	$(0.08)	-	-	-	$0.43
Diluted EPS	$0.51	$(0.08)	-	-	-	$0.43

Diluted weighted average shares outstanding	294.5	-	-	(0.5)	-	294.0

BALANCE SHEET
September 30, 2009
Other assets and deferred costs (noncurrent)	$538.7	$(60.1)	$-	$-	$-	$478.6
Total Assets	4,388.2	(60.1)	-	-	-	4,328.1

Long-term debt	2,169.5	(154.8)	-	-	-	2,014.7
Other liabilities (noncurrent)	194.3	-	(1.6)	-	-	192.7
Total Liabilities	3,420.9	(154.8)	(1.6)	-	-	3,264.5

Total Equity	967.3	94.7	1.6	-	-	1,063.6

© IGT. All rights reserved.

News Release
International Game Technology Reports Fourth Quarter and
Fiscal Year 2010 Results

Unaudited Supplemental Data (continued)

Impact of Share Price on Diluted Share Count Used in Calculating Earnings Per Share from $850.0 Million 3.25% Convertible Notes Issued May 11, 2009, Purchased Bond Hedges, and Sold Warrants

Closing	Incremental Dilution
Stock Price Assumption	GAAP (1)	Proforma (2)
	(Shares outstanding in millions)

$10.00	-	-
$12.00	-	-
$14.00	-	-
$16.00	-	-
$18.00	-	-
$20.00	0.1	-
$22.00	3.9	-
$24.00	7.2	-
$26.00	9.9	-
$28.00	12.2	-
$30.00	14.2	-
$32.00	18.5	2.5
$34.00	22.4	4.8
$36.00	25.9	6.9
$38.00	29.0	8.8
$40.00	31.8	10.5
$42.00	34.4	12.0
$44.00	36.7	13.4
$46.00	38.8	14.7
$48.00	40.7	15.8
$50.00	42.5	16.9
$52.00	44.1	17.9
$54.00	45.6	18.8
$56.00	47.0	19.7
$58.00	48.4	20.4
$60.00	49.6	21.2

The table above demonstrates the estimated potential impact on the diluted share count used in calculating diluted earnings per share for IGT’s 3.25% convertible notes and the related purchased note hedges and separate sold warrant transactions assuming certain stock price levels. The convertible notes and sold warrants were excluded from our diluted shares outstanding for the periods ended September 30, 2010, because the conversion price and exercise price exceeded the average market price of our common stock.

(1) GAAP dilution is calculated per GAAP requirements by reference to the amount by which our stock price exceeds the initial $19.97 conversion price of the convertible notes plus dilution from the sold warrants to the extent our stock price exceeds the warrants’ exercise price of $30.14 and excludes the impact of the purchased note hedges which have an exercise price of $19.97, because the convertible note hedges are anti-dilutive.

(2) Pro Forma dilution represents the estimated potential economic dilution including the anti-dilutive impact of the purchased note hedges.

The table above is for illustrative purposes only; IGT is unable to predict its future stock price and IGT’s stock could trade below or above the closing price assumptions in the table.

© IGT. All rights reserved.